UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 26, 2014

Date of Report (Date of earliest event reported)

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	Commission File Number	IRS Employer Identification No.

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (775) 980-2345

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of Director

On September 26, 2014, the Board of Directors (the “Board”) of Unwired Planet, Inc., a Delaware corporation (the “Company”), appointed Andrew Dodge to the Board as a director to serve until the next annual meeting of stockholders or until his successor has been elected pursuant to Indaba Capital Fund, L.P.’s right to designate a director to the Board under the Securities Purchase Agreement dated as of June 28, 2013 by and among the Company and Indaba Capital Fund, L.P. Mr. Dodge was also appointed as a member of the newly-created Executive Search Committee. The appointment was effective on September 30, 2014.

As compensation for his services, Mr. Dodge is entitled to (i) on or about the date of the annual meeting of stockholders, restricted stock units with a fair market value equal to $90,000, which will vest on the one-year anniversary of the grant date (which for the current fiscal year will be pro-rated), and (ii) a $100,000 annual cash retainer, paid in equal quarterly installments (which for the current fiscal year will be pro-rated). Mr. Dodge has indicated to the Company his intention to convey all net economic benefit from any and all compensation for his services to Indaba Capital Fund, L.P.

Item 7.01 Regulation FD Disclosure.

In connection with the appointment of Mr. Dodge, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1.

The information furnished by the Company pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by Unwired Planet, Inc. on October 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of October 2, 2014.

UNWIRED PLANET, INC.

/s/ Eric J. Vetter
Eric J. Vetter
President, Chief Administrative Officer & Chief Financial Officer

2